Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:	Barbara Baker
Taubman Centers, Inc.
(248) 258-7367

www.taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS BOARD AUTHORIZES $50 MILLION SHARE REPURCHASE PROGRAM

BLOOMFIELD HILLS, Mich, Dec. 7, 2005 -- The Board of Directors of Taubman Centers (NYSE:TCO) today announced that it has authorized a $50 million common share repurchase program. The company plans to repurchase shares from time to time in open market or privately negotiated transactions depending on market prices and other conditions. Purchases of common stock by the company will be financed through its general corporate funds or its line of credit.

Robert S. Taubman, chairman, president and CEO of Taubman Centers said, “We believe that Taubman Centers stock is an excellent investment. This authorization is consistent with our positive view of our company’s prospects and our long-range plan to allocate excess cash for share repurchases.”

Taubman Centers, Inc., a real estate investment trust, owns, develops, acquires and operates urban and suburban shopping centers from coast to coast. The company is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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